THE HIRTLE CALLAGHAN TRUST
THE SMALL CAPITALIZATION EQUITY PORTFOLIO
SPECIAL MEETING OF SHAREHOLDERS
December 1, 2000
MINUTES

The Special Meeting ("Meeting") of Shareholders of the Small Capitalization Equity Portfolio ("Small Capitalization Portfolio") of The Hirtle Callaghan Trust (the "Trust") was called to order on the 1st day of December, 2000 at 10:00 a.m. at the offices of Hirtle, Callaghan & Co., Inc. ("Hirtle Callaghan"), 100 Four Falls Corporate Center, Suite 500, West Conshohocken, Pennsylvania, pursuant to notice given to all shareholders of record on October 27, 2000.

Robert Zion, Vice President of the Trust, called the Meeting to order and acted as Chairman of the Meeting. He also served as Secretary of the Meeting, reporting on the Certification of the Meeting and acted as Inspector of Elections and Ballots.

Mr. Zion reported on the certification of the Meeting. He reported that the Board of Trustees had fixed the close of business on October 27, 2000 as the record date for determination of shareholders entitled to vote at this Meeting and stated that only shareholders of the Small Capitalization Portfolio, as of that date, would be entitled to vote.

Mr. Zion reported that BISYS Fund Services ("BISYS") as
Agent for the Trust, had presented affidavits to the effect that the Notice of Special Meeting, Proxy Statement and Proxy Card were mailed on or about November 7, 2000 to each shareholder of record as of October 27, 2000.

Mr. Zion also stated that BISYS, as Shareholder Servicing
Agent, has presented a certified list of shareholders for the Small Capitalization Portfolio as of the close of business on the record date and it was available for inspection. As of the record date, the total shares of the Small Capitalization Portfolio entitled to vote were 17,863,816.

Mr. Zion stated that the shareholder list had been prepared at least ten days prior to December 1, 2000, the date of the Shareholder Meeting, and had been kept on file at the office of the Trust, subject to inspection by any stockholder during ordinary business hours. He also stated that the shareholder list would remain open during the meeting for inspection by any shareholder.

Mr. Zion indicated that the Notice of Special Meeting, Proxy
Statement, Proxy Card and affidavit of mailing would be filed with the Minutes of the meeting.

Mr. Zion stated under the Amended and Restated Declaration of Trust, that the holders of 40% of the outstanding shares of the Small Capitalization Portfolio on the Record Date, represented in person or by proxy, constituted a quorum for the purpose of conducting business at the Special Meeting. He further stated that under the Investment
Company Act of 1940, the proposal to be considered at the meeting required the affirmative vote of the lesser of (i) 67% of the outstanding shares represented at a meeting at which more than 50% of the outstanding shares are present in person or represented by proxy, or (ii) more than 50% of the Portfolio's outstanding voting securities.

Mr. Zion reported that all the Proxy Cards had been examined and were on file and that of the total outstanding shares of the Small Capitalization Portfolio entitled to vote at this Meeting, there were present by proxy (no shareholders were present in person) 11,703,593 shares or 65.5%.

Mr. Zion stated that a quorum was present and that the Meeting could proceed. Mr. Zion attended to the office of Inspector of Election and ballots, reported that he had subscribed and sworn his Oath, and the Oath of Office would be filed with the Minutes of the Meeting.

Mr. Zion stated that the first order of business was the consideration by the shareholders of the Small Capitalization Portfolio, of Proposal 1, the approval of the engagement of Sterling Johnston Capital Management, Inc. ("Sterling Johnston") to provide portfolio management services to the Small Capitalization Equity Portfolio pursuant to a portfolio management agreement between the Trust and Sterling Johnston and Proposal 2, to approve an amendment to the proposed Sterling Johnston Agreement pursuant to which Sterling
Johnston would be compensated on a performance fee basis.

The Inspector of Election and Ballots reported that he did receive the votes by proxy ballot of the Small Capitalization Portfolio with respect to the approval and the amendment of the Frontier
Agreement. The holders of shares of the outstanding capital stock of the Small Capitalization Portfolio cast by ballot, in person or by proxy were:

PROPOSAL 1:

FOR	11,703,593 shares or 65.5%
AGAINST	0 shares or 0.0%
ABSTAIN	0 shares or 0.0%

PROPOSAL 2:

FOR	11,703,593 shares or 65.5%
AGAINST	0 shares or 0.0%
ABSTAIN	0 shares or 0.0%


On a motion duly made and seconded, the Shareholders of the Small Capitalization Portfolio duly adopted the following resolutions:

RESOLVED, that the Portfolio Management
Agreement between Sterling Johnston Capital
Management, Inc. and the Trust relating to the Small
Capitalization Portfolio be, and hereby is approved; and further

RESOLVED, that the amendment of the Sterling
Johnston Agreement pursuant to which Sterling
Johnston would be compensated on a performance fee basis be, and hereby is approved.

Mr. Zion declared Proposals 1 and 2 in respect of the Small
Capitalization Portfolio approved. Mr. Zion stated that unless there was further business to come before the Meeting, a motion to adjourn was in order.

On a motion duly made and seconded, the Meeting was adjourned.




Robert Zion
Vice President